EXHIBIT 4.1


                           STOCK TRANSFER AGREEMENT

TRANSFERS:

PARTY A: Qiu Xueliang ID No. 230103550805421, resides at No.1 Zhenxing Street, Nangang District, Harbin, China.

PARTY B:   Zhu  Lei,  ID  No.  230103195807261632,  resides at No. 154, Xuanhua
Street, Nangang District, Harbin, China.

PARTY C: Feng Yuliang, ID No. 230107671211155, resides at Building 21,Xuanxi Community, Nangang District, Harbin, China.

PARTY D: Lv Rongzhao, ID No. 230103550212422, resides at No.211-2, Building 17, Party School of Provincial Committee, Nangang, Harbin, China.

PARTY E: Zhuang Chengchun, ID No.230103196804170035, resides at Building 7 Minan Community, Daoli District, Harbin, China.

TRANSFEREE: Asia Biotechnology Group Inc., the registration address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. (" ABG")

In accordance with the Company Law of the People's Republic of China and the proposed stock purchase plan, after negotiation among the above-mentioned Parties, all Parities hereby agree on the following issues in connection with the transfer of stocks of Harbin OT Pharmaceutical Co., Ltd..

ARTICLE ONE Harbin OT Pharmaceutical Co. Ltd. is a limited liability company organized by five natural persons Qiu Xueliang, Feng Yu Liang, Zhu Lei, Lv Rongzhao, Zhang Chengchen by totally investing 30 million RMB; among which, Qiu Xueliang representing 28% ( 8,400,000RMB); Zhu Lei representing 25% (7,500,000RMB); Feng Yuliang representing 22%( 6,600,000RMB); lv Rongzhao representing 20% (6,000,000RMB); and Zhuang Chengchun representing 5%(1,500,000RMB);

ARTICLE TWO Based on the "***[2005] *1305010*" Asset Evaluation Report issued by Harbin Gongzheng Asset Evaluation Firm on August 11, 2005, transferee and all Transferors agree on the transfer the equity interests of the net asset RMB 8,834,900; Party A, B, C, D and E shall transfer the following equity interests:

Mr. Qiu Xueliang is willing to transfer his 16.8% equity interests of the registered capital ( 5040000RMB) and the relative rights, obligations and profits to ABG at the consideration of 1,484,263.20 RMB;

Mr. Zhu Lei is willing to transfer his 15% equity interests of the registered capital ( 4500000RMB) and the relative rights, obligations and profits to ABG at the consideration of 1,325,235.00RMB;

Mr. Feng Yuliang is willing to transfer his 13.2% equity interest of the registered capital (3960000RMB) and the relative rights, obligations and profits to ABG at the consideration of 1,166,206.80RMB;

Ms Lv Rongzhao is willing to transfer her 12% equity interests of the registered capital and the relative rights, obligations and profits to ABG at the consideration of 1,060,188.00RMB;

Mr. Zhuang Chengchun is willing to transfer his 3% equity interests of the registered capital and the rights, obligations and profits to ABG at the consideration of 265,047.00RMB.

ABG shall pay US Dollars equally to the RMB 5,300,940 ( in accordance with the current PRC's foreign exchange rate) in cash to purchase the above mentioned equity interests.

ARTICLE THREE ABG is willing to purchase equity interests from all of the transferor Parties; after the transaction, ABG shall hold 60% equity interests of the company's registered capital and enjoy the relative rights, obligations and profits .

ARTICLE FOUR Within three months after the Company changes the business license as the joint venture company, ABG shall pay the consideration to Party A,B, C, D and E.

ARTICLE FIVE After the transaction, ABG shall become one of the shareholders of the Harbin OT Pharmaceutical Co., Ltd. and shall enjoy the rights as the shareholder.

ARTICLE SIX After the Transaction, the percentage of individual shareholders of the Company shall be Qiu Xueliang representing 11.20%, Zhu Lei representing 10.00%; Feng Yuliang representing 8.80%; Lv rongzhao representing 8.00%; Zhuang chengchun representing 2.00%; and ABG representing 60% of the equity interests.

ARTICLE SEVEN In 30 days after the signing of the agreement, all parties shall report to the examination and approval authority for approval and change the business license. All parties shall cooperate with others.

ARTICLE EIGHT If any party fails to perform this agreement, it shall pay a breach penalty as 5% of this agreement's total consideration to other parties.

ARTICLE NINE This agreement shall be effective after all Parities sign this agreement.

ARTICLE TEN This agreement has eight original copies and each party holds one of them. One copy shall be send to the examination and approval authority and one copy shall be sent to Industry & Commerce Administrative Bureau for the record.

Signature of all the shareholders:

Signature

Party A  /s/ Qiu xueliang

Party B  /s/ Zhu Lei

Party C  /s/ Feng Yuliang

Party D  /s/ Lv rongzhao

Party E  /s/ Zhuang Chengchun

Asia Biotechnology Group Inc. /s/  Lawrance Yu Sun